Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 28, 2023
Registration Statement Nos. 333-258040 and
333-258040-05

*PRICING DETAILS* $1.578+ billion Ford Credit Auto Owner Trust (FORDO) 2023-A

Active Lead Managers : BNP Paribas (str), Deutsche Bank, Mizuho
Passive Lead Managers : Barclays, Scotia
Co-Managers : Santander, Truist
Active D&I Co-Managers : Blaylock, Multi-Bank Securities

- Anticipated Capital Structure -

CLS	AMT ($MM)*	WAL#	S/F	P-WIN	E-FIN	L-FIN	BENCH^	SPRD	YLD%	CPN%	PRICE
A-1	300.00	0.24	A-1+/F1+	1-6	09/23	04/24	I-CRV +	40	5.028	5.028	100.00000
A-2a	359.00	1.05	AAA/AAA	6-21	12/24	03/26	I-CRV +	72	5.199	5.14	99.99661
A-2b	235.00	1.05	AAA/AAA	6-21	12/24	03/26	SOFR30A +	72			100.00000
A-3	510.00	2.43	AAA/AAA	21-41	08/26	02/28	I-CRV +	75	4.700	4.65	99.98957
A-4	96.00	3.57	AAA/AAA	41-44	11/26	12/28	I-CRV +	83	4.613	4.56	99.96966
B	47.33	3.63	AA+/AA+	44	11/26	01/29	I-CRV +	135	5.127	5.07	99.99004
C	31.61	3.63	AA-/A+	44	11/26	09/30	I-CRV +	180	5.577	5.51	99.98949

# WAL assumes 1.3% ABS and 10% Clean Up Call

^ Bloomberg GC I25; "Interpolate Curves"; "Mid YTM"

Expected Pricing	: PRICED	Offered Amount	: $1,578,940,000
Expected Settle	: 03/31/23	Registration	: Public/SEC-registered
First Pmt Date	: 04/17/23	ERISA Eligible	: Yes
Expected Ratings	: S&P / Fitch	RR Compliance	: US-Yes, EU-No
Bloomberg Ticker	: FORDO 2023-A	Pricing Speed	: 1.3% ABS to 10% Clean Up Call
Bloomberg SSAP	: "FORDO2023A"	Min Denoms	: $1k x $1k
Bill & Deliver	: BNPP

---------- CUSIPs ---------- ISINs ------------
A-1 344928 AA4 US344928 AA41
A-2a 344928 AB2 US344928 AB24
A-2b 344928 AC0 US344928 AC07
A-3 344928 AD8 US344928 AD89
A-4 344928 AE6 US344928 AE62
B 344928 AF3 US344928 AF38
C 344928 AG1 US344928 AG11
----------------------------------------------------

--- Available Materials ---
Preliminary Prospectus, FWP and Intex CDI (attached)
Intexnet dealname: bpfordo23a ; password: KUYK

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